                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
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                               DELUXE CORPORATION
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Deluxe Corporation 3680 Victoria Street N. Shoreview, MN 55126-2966 P.O. Box 64235 St. Paul, MN 55164-0235 www.deluxe.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2003

To the Shareholders of Deluxe Corporation:

        The 2003 annual meeting of shareholders will be held at the Deluxe Corporation facility located at 1005 Gramsie Road, Shoreview, Minnesota on Tuesday, April 29, 2003, at 1:30 p.m. Central Daylight Time for the following purposes:

1.	To elect 9 Directors to hold office until the 2004 annual meeting of shareholders.

2.	To consider and act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2003.

3.	To take action on any other business that may properly come before the meeting.

        Shareholders of record at the close of business on March 3, 2003 are entitled to vote at the meeting and at any adjournment thereof.

        Whether or not you expect to be present at the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible or follow the instructions on the proxy card for voting via telephone or over the internet to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you decide to attend the meeting and vote in person, you may withdraw your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Anthony C. Scarfone Secretary
March 28, 2003

DELUXE CORPORATION

3680 VICTORIA STREET N., SHOREVIEW, MINNESOTA 55126-2966

Proxy Statement
2003 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

        The Board of Directors (the "Board") and management of Deluxe Corporation (the "Company") are asking you to return the enclosed proxy card. It is your ballot for voting on the items of business at the 2003 annual meeting of shareholders (the "Meeting"). The items of business are discussed in this proxy statement and in the Notice of Annual Meeting of Shareholders, which appears on the cover page of this proxy statement.

        The Meeting will be held at the Deluxe Corporation facility located at 1005 Gramsie Road, Shoreview, Minnesota on Tuesday, April 29, 2003, at 1:30 p.m. Central Daylight Time. If for some reason the Meeting is rescheduled to a later date or time, your proxy will continue to be valid unless expressly cancelled or changed.

        Your shares will be voted at the Meeting according to your proxy instructions. If your proxy instructions do not specify how you want to vote on any specified item(s) of business, your proxy will be voted in favor of the item(s). These proxy solicitation materials are first being sent to shareholders on or about March 31, 2003.

        In order to vote at the Meeting, you must be a shareholder of record of the Company as of the close of business on March 3, 2003. As of that date, there were 58,363,712 shares of the Company's Common Stock outstanding. The Company does not have any other class of capital stock outstanding.

        You have one vote for each share you own and you can vote those shares for each item of business addressed at the Meeting. Shareholders have the option to vote using the Internet, by telephone or by mailing back the enclosed proxy card. If you want to vote using the Internet or by telephone, please see the proxy card for instructions. The Internet and telephone voting procedures are designed to verify shareholders' identities, allow shareholders to give voting instructions and confirm that their instructions have been recorded properly. Shareholders who vote by Internet or by telephone need not return a proxy card in the mail.

        The total number of votes cast by all shareholders either present at the Meeting or voting by proxy will determine whether an item of business is approved. A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the Meeting. Shares as to which the holder has abstained on any matter (or has withheld authority as to a director) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but, for purposes of determining the approval of each matter as to which the shareholder has abstained (or the election of any director as to which authority has been withheld), will not be counted as having been voted in favor of such matter. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters.

        A shareholder may revoke his or her proxy at any time before it is voted by written notice addressed to the Secretary at the offices of the Company, by filing with the Secretary another proxy bearing a later date, by submitting a new proxy by telephone or through the Internet, or by appearing at the Meeting and voting in person.

        The Company pays all of the costs of sending out proxy materials and encouraging shareholders to vote. The Company's directors, officers and regular employees may use mail, Internet, telephone and personal calls to encourage shareholders to vote. They do not, however, receive additional compensation for soliciting shareholder proxies. The Company also has retained, at its expense, Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies. The cost of such proxy solicitation services is expected to be $6,500 plus out-of-pocket expenses. The Company may also reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals.

ITEM 1: ELECTION OF DIRECTORS

Nominees for Election

        There are currently 9 individuals serving on the Board of Directors. As of the date of the Meeting, the Board has set the size of the Board at 9 directors and recommends that the individuals listed below be elected to serve on the Board until the 2004 annual meeting of shareholders. All of the nominees are current directors who, with the exception of Messrs. Mosner and Eilers, are not current or former officers or employees of the Company, receive no compensation from the Company other than in his or her capacity as a member of the Board or its committees, and otherwise have been determined by the Board to meet the independence standards of the New York Stock Exchange ("Independent Directors"). No family relationship exists between any of the nominees.

        The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Meeting will be necessary to elect each of the nominees listed below.

        Ronald E. Eilers, age 55, has been a director of the Company since August 2000. He has served as President and Chief Operating Officer of the Company since December 29, 2000. From August 1997 to December 2000, Mr. Eilers was a Senior Vice President of the Company and managed its Paper Payment Systems business. From February 1997 to August 1997, Mr. Eilers was President of Deluxe Direct, Inc., a subsidiary of the Company, and from October 1996 to February 1997 was Vice President of Deluxe Direct, Inc. Mr. Eilers also serves as a director of Cole National Corporation.

        Daniel D. Granger, age 54, has been a director of the Company since November 2000. He has been the Chief Executive Officer of Catalina Marketing Corporation ("Catalina") since July 1998 and became Chairman in July 2000. Catalina provides strategic targeted marketing solutions for consumer goods companies and retailers. He served as President and Chief Operating Officer of Catalina from April 1998 to July 1998 and also has served as a director since April 1998. Previously, Mr. Granger served as President of Catalina Marketing Services from January 1996 to April 1998.

        Barbara B. Grogan, age 55, has been a director of the Company since 1991. She is the founder of Western Industrial Contractors of Denver, Colorado ("Western Industrial") and has served as its President and Chief Executive Officer since 1982. Western Industrial specializes in the moving and installation of heavy industrial equipment. Ms. Grogan also serves as a director of Pentair, Inc. and Apogee Enterprises, Inc.

         Charles A. Haggerty, age 61, has been a director of the Company since December 2000. He was Chairman of the Board of Western Digital Corporation ("Western Digital") from July 1993 until his retirement in June 2000. Mr. Haggerty was also Chief Executive Officer of Western Digital from July 1993 to January 2000, and was President from June 1992 to July 1993. Western Digital is a manufacturer of hard disk drives. Mr. Haggerty is also a director of Beckman Coulter, Inc., Pentair, Inc., and Vixel Corporation.

        Cheryl Mayberry McKissack, age 47, has been a director of the Company since November 2000. Since December 2000, she has been the Chairperson and Chief Executive Officer of Nia Enterprises, LLC., an interactive communications company for diversity marketing and database services, of which she is also the founder. From November 1997 to November 2000, Ms. McKissack served as Senior Vice President and General Manager of worldwide sales and marketing for Open Port Technology, Inc., a provider of Internet infrastructure messaging solutions. From September 1992 to July 1997, she served as Vice President of Sales (Americas) for 3Com Corporation (formerly US Robotics), a provider of networking products and solutions.

        Lawrence J. Mosner, age 61, has been a director of the Company since August 1999. He has served as Chairman of the Board and Chief Executive Officer of the Company since December 2000. Prior to this position, Mr. Mosner served as Vice Chairman, a position he assumed in August 1999. Before being named as Vice Chairman, Mr. Mosner served as Executive Vice President of the Company with overall responsibility for the Company's day-to-day operations from July 1997 until April 1999, at which point he was designated to lead the Company's initiative to restructure the Company's various businesses and evaluate strategic alternatives for enhancing shareholder value. From February to July 1997, Mr. Mosner was Senior Vice President of the Company and served as President of its Paper Payment Systems business. From November 1995 until February 1997, Mr. Mosner served as Senior Vice President of the Company and President of Deluxe Direct, Inc. ("DDI"), a subsidiary of the Company that included all of its business units selling direct to consumers and direct to small business customers.

        Stephen P. Nachtsheim, age 58, has been a director of the Company since November 1995. He was a Corporate Vice President of Intel Corporation ("Intel"), a designer and manufacturer of integrated circuits, microprocessors and other electronic components, and the co-director of Intel Capital from 1998 until his retirement in July 2001. From 1994 until 1998, Mr. Nachtsheim served as the General Manager of Intel's Mobile/Handheld Products Group.

        Martyn R. Redgrave, age 50, has been a director of the Company since August 2001. He has been the Executive Vice President-Finance and Chief Financial Officer of Carlson Companies, Inc. since 1994. Carlson Companies is a world leader in the hospitality, travel and marketing services industries.

        Robert C. Salipante, age 46, has been a director of the Company since November 1996. In February of this year, Mr. Salipante was named President of Sun Life Financial U.S. ("Sun Life"). Sun Life is a leading international financial services organization, providing wealth accumulation and protection products and services to individuals and corporate clients. Prior to joining Sun Life, Mr. Salipante served as President and General Manager of ING US Financial Services, a financial services company ("ING"), from October 2001 to April 2002, and General Manager and Chief Executive Officer of ING US Retail Financial Services from September 2000 to October 2001, a position he assumed when ING acquired ReliaStar Financial Corp. ("ReliaStar"). Mr. Salipante was President and Chief Operating Officer of ReliaStar, a holding company specializing in financial services, from July 1999 through August 2000, and served as Senior Vice President, Personal Financial Services of ReliaStar from November 1996 through July 1999. He joined ReliaStar in July 1992 as Senior Vice President and Chief Financial Officer.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE. You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of each of the above-listed nominees. If any of the nominees are not candidates for election at the Meeting, which is not presently anticipated, the persons named as proxies will vote for such other person or persons as they may, in their discretion, determine.

Meetings and Committees of the Board of Directors

        There were 6 meetings of the Board of Directors in 2002.

        The Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Governance Committee, and a Finance Committee, each of which is comprised entirely of Independent Directors. The Board also maintains a Trust Review Committee comprised of two Independent Directors and the Company's Chief Financial Officer. During 2002, each director attended, in person or by phone, at least 75% of the aggregate of all the meetings of the Board and its committees on which he or she served during the period in which they served in such capacities, with the exception of Mr. Granger, who attended a majority of all such meetings and, were it not for absences due to a family illness, would have attended over 75% of such meetings. Each of the foregoing committees has a written charter, approved by the Board, setting forth the authority and responsibilities of the committee. A summary of each committee's responsibilities follows:

Audit Committee
        The Audit Committee assists the Board of Directors in monitoring the integrity of the Company's financial statements; the qualifications, independence and performance of the Company's internal audit function and independent auditors; and compliance by the Company with applicable legal and regulatory requirements. The Audit Committee observes the best practice guidelines recommended by the Blue Ribbon Committee Report on Improving the Effectiveness of Corporate Audit Committees and also regularly reviews with management the Company's reporting and compliance policies and practices. The Audit Committee recommends to the Board of Directors the selection of independent auditors, reviews the activities and reports of the independent auditors and the Company's internal accounting controls, and takes such other actions as may be required of audit committees under rules promulgated by the Securities and Exchange Commission (the "SEC" or "Commission") or the New York Stock Exchange (the "NYSE").

Compensation Committee
        The Compensation Committee is responsible for, among other things, developing an executive compensation philosophy and related administrative policies; reviewing comparative market data for the CEO and the other officers and ensuring that the Company's compensation programs are competitive; approving the design of short- and long-term incentive compensation programs for the officers and other key management personnel; establishing performance measurements and compensation awards under the Company's short- and long-term incentive compensation programs for the officers and other key management personnel; overseeing the process by which the Board annually evaluates the performance of the CEO; determining the compensation of the CEO; reviewing and approving the compensation of the Company's other officers; monitoring the compliance and progress of officers related to share ownership guidelines; and administering the Company's equity-based compensation programs.

Corporate Governance Committee
        The Corporate Governance Committee advises the Board of Directors and assists the Board's various committees with respect to the development and implementation of policies and procedures intended to maximize the effectiveness of the Board in carrying out its oversight responsibilities. The Corporate Governance Committee is responsible for overseeing the Board's various corporate governance guidelines and processes, including those related to Board and committee composition and compensation, selection and development of senior executives, director share ownership, annual board assessments, director term limits, management succession planning, conflicts of interest, and corporate oversight processes. In addition, the Committee has established director education guidelines that require all directors to annually attend at least one continuing education course, related to their service on the Board, at the Company's expense. A copy of the Company's Corporate Governance Guidelines is attached to this proxy statement as Appendix A. The Committee also is responsible for coordinating the Board candidate review and nomination process. The Corporate Governance Committee will consider nominees to the Board of Directors recommended by shareholders. Such recommendations should be submitted by mail and addressed to the Corporate Governance Committee in care of the Secretary of the Company. Shareholders wishing to nominate directors must comply with the procedures set forth in the Company's Bylaws.

Finance Committee
        The Finance Committee provides assistance to the Board of Directors in evaluating financing strategies, financial policies and other matters affecting the capital structure of the Company. The Finance Committee is responsible for, among other things, evaluating large acquisitions and divestitures, reviewing and recommending policies concerning corporate finance matters and shareholder dividends, and reviewing and making recommendations to the Board of Directors with respect to proposals regarding Company securities.

Trust Review Committee
        The Trust Review Committee generally is responsible for overseeing the administration of the trust agreements established in connection with the Company's qualified retirement plans, which currently consist of a 401(k) plan, a defined contribution pension plan and a profit sharing plan. As part of these responsibilities, the Committee oversees the evaluation and selection of professional investment managers, and establishes general policies regarding the manner in which assets within each of the trust funds may be invested, including policies relating to fund diversification and investment fund characteristics. The Committee also assesses from time to time the adequacy of the Company's retirement plans in meeting the needs of employees, and monitors the Company's employee education activities with respect to retirement planning.

Committee Meetings and Membership The following table shows the number of meetings during the last fiscal year and the names of the directors currently serving on each committee.

Committee	Number of Meetings During Last Fiscal Year	Current Board Members
Audit Committee	11	Robert C. Salipante*, Daniel D. Granger, Barbara B. Grogan and Martyn R. Redgrave

Compensation Committee	5	Barbara B. Grogan*, Daniel D. Granger and Stephen P. Nachtsheim

Corporate Governance Committee	6	Stephen P. Nachtsheim*, Barbara B. Grogan, Charles A. Haggerty and Cheryl Mayberry McKissack

Finance Committee	6	Charles A. Haggerty*, Stephen P. Nachtsheim, Martyn R. Redgrave and Robert C. Salipante

Trust Review Committee+	5	Cheryl Mayberry McKissack and Robert C. Salipante

_________________

* Committee Chairperson

+ This Committee also includes the Company's Chief Financial Officer, who serves as its chairperson.

Director Compensation
        Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 2002, Independent Directors of the Company each received a $50,000 annual Board retainer, payable quarterly. An additional $12,500 annual committee retainer was paid to the chair of each committee, and a $7,500 annual committee retainer was paid to each other member of a committee. Fees were not paid for attendance at meetings in 2002. Effective January 1, 2003, the committee retainers were replaced by a per-meeting fee structure under which directors receive $1,500 for each committee meeting attended in person and $750 for each Committee meeting attended telephonically. In addition to these meeting fees, the chairperson of each committee also receives an annual retainer of $5,000 under the new fee structure. Independent Directors may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members, but no such supplemental compensation was paid to any director in 2002.

        The Company has adopted a Non-Employee Director Stock and Deferral Plan (the "Director Plan"), which was approved by shareholders as part of the Company's 2000 Stock Incentive Plan, as amended (the "Stock Incentive Plan"). The purpose of the Director Plan is to provide an opportunity for Independent Directors to increase their ownership of the Company's stock and thereby align their interest in the long-term success of the Company with that of the other shareholders. Under the Director Plan, each Independent Director must irrevocably elect to receive, in lieu of cash, shares of Common Stock having a fair market value equal to at least 50% of his or her annual cash retainer and meeting fees. The shares of Common Stock receivable pursuant to the Director Plan are issued quarterly or, at the option of the Independent Director, credited to the director in the form of deferred restricted stock units. These restricted stock units vest and are converted into shares of Common Stock on the earlier of the tenth anniversary of February 1st of the year following the year in which the

Independent Director ceases to serve on the Board or such other date as is elected by the Independent Director in his or her deferral election (for example, upon termination of service as a director).

        Each restricted stock unit entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of Common Stock. Any restricted stock units issued pursuant to the Director Plan will vest and be converted into shares of Common Stock in connection with certain defined changes of control of the Company. All shares of Common Stock issued pursuant to the Director Plan are issued under the Company's Stock Incentive Plan and must be held by the Independent Director for a minimum period of six months from the date of issuance, or such longer period as may be required by the Securities Exchange Act of 1934.

        Each new Independent Director elected to the Board after December 31, 2000 receives a one-time grant of 1,000 shares of restricted stock under the Stock Incentive Plan as of the date of his or her initial election to the Board of Directors. The restricted stock vests in equal installments on the dates of the Company's annual shareholders' meetings in each of the three years following the date of grant, provided that the Director remains in office immediately following the annual meeting. Restricted stock awards also vest immediately upon an Independent Director's retirement from the Board in accordance with the Company's policy with respect to mandatory retirement.

        Under the terms of the Stock Incentive Plan, each Independent Director also is eligible to receive non-qualified options to purchase shares of the Company's stock to further assist them in achieving and maintaining their established share ownership targets. All options granted to Independent Directors have an exercise price equal to the fair market value of the Company's common stock on the date of grant and otherwise are subject to the same material terms and conditions applicable to options then being awarded to executive officers. All Independent Directors were granted 1,000 options upon their re-election in 2002, and it is anticipated that all Independent Directors re-elected at the Meeting will be granted another 1,000 options in 2003. The amount of future grants will be at the discretion of the Compensation Committee (in consultation with the Corporate Governance Committee), but may not exceed 5,000 options in any one year.

        Independent Directors who were elected to the Board prior to October 1997 also are eligible for certain retirement payments under the terms of a Board retirement plan that has since been replaced by the Director Plan. Under this predecessor plan, Independent Directors with at least five years of Board service who retire, resign or otherwise are not nominated for re-election are entitled to receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he or she served on the Board as an Independent Director prior to October 31, 1997. In calculating a Director's eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree's remaining available for consultation with management and refraining from engaging in any activity in competition with the Company. Independent Directors Grogan, Nachtsheim and Salipante are eligible for benefits under this plan.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth, as of March 3, 2003, the number of shares of Common Stock beneficially owned by i) each person who is known by the Company to beneficially own more than five percent of the Company's outstanding Common Stock, ii) each director of the Company, iii) each person named in the Summary Compensation Table that appears elsewhere in this Report (the "Named Executive Officers"), and iv) all of the current directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
ESL Partners, L.P.
One Lafayatte Place
Greenwich, CT 06832(1)	5,215,070	8.94%

Lawrence J. Mosner(2)	696,787	1.18%

Ronald E. Eilers(3)	183,863	*

Douglas J. Treff(4)	69,423	*

Guy C. Feltz(5)	84,174	*

Anthony C. Scarfone(6)	31,510	*

Daniel D. Granger(7)	9,155	*

Barbara B. Grogan(8)	15,770	*

Charles A. Haggerty(9)	23,139	*

Cheryl Mayberry McKissack(10)	3,100	*

Stephen P. Nachtsheim(11)	16,422	*

Martyn R. Redgrave(12)	5,203	*

Robert C. Salipante(13)	10,826	*

All directors and executive officers
as a group (18 persons)(14)	1,339,838	2.25%

_________________

* Less than 1%.

(1) Based on a Schedule 13G/A, filed with the Commission on February 14, 2003, by ESL Partners, L.P. (3,171,845 shares), ESL Limited (876,946 shares), ESL Institutional Partners, L.P. (141,326 shares) and ESL Investors, L.L.C. (1,024,953 shares). These entities (the "ESL Reporting Group") each have sole voting and dispositive power with respect to the number of shares indicated after their respective names and the members of the ESL Reporting Group are, collectively, the beneficial owners of an aggregate of 5,215,070 shares of the Company's Common Stock, or 8.94% of outstanding shares on March 3, 2003.

(2) Includes 613,833 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Excludes 34,996 restricted stock units granted on January 27, 2003.

(3) Includes 156,616 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Excludes 7,559 restricted stock units granted on January 27, 2003.

(4) Includes 50,657 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Excludes 3,850 restricted stock units granted on January 27, 2003.

(5) Includes 73,667 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(6) Includes 27,462 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Excludes 3,290 restricted stock units granted on January 27, 2003.

(7) Includes 334 shares of restricted stock that will vest on the date of the Company's annual shareholder meeting, and 4,155 restricted stock units received in lieu of directors' fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Director Stock and Deferral Plan.

(8) Includes 4,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 8,845 restricted stock units received in lieu of directors' fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Director Stock and Deferral Plan.

(9) Includes 10,000 shares held by the Haggerty Family Foundation, 334 shares of restricted stock that vest on the date of the Company's annual shareholder meeting, and 2,139 restricted stock units received in lieu of directors' fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Director Stock and Deferral Plan.

(10) Includes 334 shares of restricted stock that vest on the date of the Company's annual shareholder meeting.

(11) Includes 2,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 1,000 shares held by the Nachtsheim Family Trust, and 7,951 restricted stock units received in lieu of directors' fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Director Stock and Deferral Plan.

(12) Includes 667 shares of restricted stock that vest in equal installments on the dates of the Company's annual shareholders' meetings in each of the next two years, and 2,203 restricted stock units received in lieu of directors' fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Director Stock and Deferral Plan.

(13) Includes 1,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(14) Includes 1,082,835 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 1,669 shares of restricted stock that vest upon the holders' re-election to the Board at subsequent shareholders meetings, and 25,293 restricted stock units received in lieu of directors' fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Director Stock and Deferral Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
        Section 16(a) of the Securities Exchange Act of 1934, as amended, and related regulations, require the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Commission and the NYSE. The Commission has established specific due dates for these reports, and the Company is required to disclose in this proxy statement any failure of a Reporting Person to file a required report by the applicable due date during 2002. Based solely on a review of the copies of the reports furnished to the company and written representations submitted to it, the Company believes that all Reporting Persons timely filed all required reports during this period.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report On Executive Compensation

Introduction

        Deluxe is committed to an executive compensation approach that attracts, motivates and retains the best possible executive talent for the benefit of the Company's shareholder's, aligns the interests of the Company's executives with the long-term interests of its shareholders, and supports the Company's business objectives. This is done by:

•	Measuring the competitiveness of our compensation programs against a comparison group of other leading industry companies and setting our total compensation targets at the median to ensure that we continue to pay for performance.

•	Ensuring that the Company's executives hold meaningful equity stakes in the Company through long-term incentive programs.

•	Directly linking short-term incentive objectives with business objectives and performance.

        The Company's executive compensation program is designed to attract and retain highly skilled and capable executives and other individuals who will be responsible for ensuring the Company's continued success. The compensation program is intended to align the interests of shareholders and management by linking both short- and long-term compensation to corporate performance, encouraging stock ownership by management and rewarding financial performance that increases total shareholder return.

        The Compensation Committee of the Board of Directors has overall responsibility for compensation actions affecting the Company's executives. The Compensation Committee currently is composed of the three undersigned members of the Board of Directors, none of whom are current or former officers or employees of the Company, and all of whom are deemed by the Board to be independent of management.

        The Compensation Committee is responsible for:

•	Developing an executive compensation philosophy and related administrative policies;

•	Reviewing comparative market data for the Chief Executive Officer (the "CEO") and the Company's other senior executives (together with the CEO, the "Executives") and ensuring that the Company's compensation programs are competitive;

•	Approving the design of short- and long-term incentive compensation programs for the Executives and certain other key management personnel (the "Key Managers");

•	Establishing performance measurements and compensation awards under the Company's short- and long-term incentive compensation programs for the Executives and Key Managers;

•	Determining the compensation of the CEO;

•	Reviewing and approving the compensation of the Company's other Executives; and

•	Administering the Company's equity-based compensation programs.

        The Compensation Committee has access to and meets with independent compensation consultants regarding industry and geographic compensation levels and practices. For 2002, the Compensation Committee used compensation survey (the "Compensation Survey") data from two peer groups selected from among publicly-traded companies to provide comparative data on the appropriate mix of compensation elements and overall compensation levels. The first peer group included companies engaged in similar industries or facing similar business challenges to those faced by the Company or which met other selected financial and quantitative criteria. The second peer group consisted of a general industry group. In either case, the comparative compensation data was interpolated to most nearly approximate an industrial company with sales approximately equal to those of the Company in order to make appropriate compensation comparisons.

Officer Compensation Program

        Base Salaries – As part of its overall short- and long-term compensation program, base salaries of the Executives during 2002 were generally set at or near the median of similar positions in the Compensation Survey.

        Annual Incentive Compensation – Management and highly compensated employees selected by the Compensation Committee also participate in the Company's 2000 Annual Incentive Plan, as amended (the "Annual Incentive Plan"). For 2002, a total of 11 employees received awards pursuant to the Annual Incentive Plan.

        The 2002 performance criteria adopted by the Compensation Committee under the Annual Incentive Plan were intended to provide incentive (i.e., bonus) cash compensation and total cash compensation (i.e., base salary plus incentive) at or around the median of the companies in the Compensation Survey if the target goals were achieved, rising above such level if the goals were exceeded. A reduced level of compensation was to have been paid if the performance goals were not attained, and no incentive compensation would have been paid if the Company's performance fell below certain thresholds.

        For the Named Executive Officers, the two performance factors that were considered in determining incentive compensation for 2002 under the Annual Incentive Plan were Deluxe Value Added ("DVA"), a criterion designed to measure the Company's financial return in excess of a charge for capital employed, and revenues. Twenty-five percent of Mr. Feltz's incentive compensation for 2002 was linked to DVA and revenue for the Company on a consolidated basis, and the remaining seventy-five percent was based on the DVA and revenue achieved by Deluxe Financial Services, the specific business unit for which he is responsible. All of the remaining Named Executive Officers' incentive compensation was based solely on consolidated DVA and revenue. In establishing annual performance measurements for the upcoming year, the Compensation Committee considers whether adjustments should be made for certain extraordinary or one-time events in order to ensure the comparability of year-over-year performance results. Once the measurement criteria are defined, and consistent with the requirements for "performance-based compensation" imposed by Section 162(m) of the Internal Revenue Code, no adjustments may be made to the criteria, although the Compensation Committee retains the ability to reduce payments to the Executives in its discretion.

        The Company's adjusted DVA and revenue performance exceeded the targeted levels during 2002, as did the comparable measurements for Deluxe Financial Services. Incentive compensation payments to the Named Executive Officers under the Annual Incentive Plan for 2002 were at 176% of the targeted award levels, with the exception of Mr. Feltz whose award for the business unit component of his incentive compensation was 168% of the targeted level.

        Long-Term Incentive Compensation – The third element of the Company's compensation program involves stock options issued under the Company's Stock Incentive Plan. Option grants for each Named Executive Officer are described herein under the caption "Option/SAR Grants in Last Fiscal Year." The level of long-term incentive grants for 2002 was targeted at or around the median of the long-term incentive compensation provided by companies in the Compensation Survey.

        Stock Ownership Guidelines – The Company has established stock ownership guidelines for its executive officers, and the Committee regularly reviews with Company management each Executive's progress toward attaining their targeted level of share ownership. The current guidelines are as follows: Mr. Mosner, five times base salary; Mr. Eilers, three times base salary; all other Executives, two times base salary. The guidelines call for the targeted levels of ownership to be achieved within five years of the time the individual became an Executive. All Executives have either achieved or are on track to achieve their targets under these guidelines.

2002 CEO Compensation
        On December 29, 2000, in tandem with the spin-off of eFunds Corporation, Mr. Mosner became Chairman of the Board of Directors and Chief Executive Officer of the Company. For 2002, Mr. Mosner received base compensation of $625,000. Mr. Mosner also earned incentive compensation of $1,375,000 under the Annual Incentive Plan. As more fully described above, Mr. Mosner's 2002 incentive compensation was determined by a comparison between the Company's adjusted DVA and revenue, and the performance standards set by the Compensation Committee.

        In March 2002, Mr. Mosner also was awarded a 7-year, non-qualified stock option to purchase 180,000 shares of Deluxe Common Stock, exercisable at $47.46 per share, that vests in three equal annual installments commencing on March 14, 2003. The Compensation Committee believes that the terms and amount of Mr. Mosner's compensation are reasonable given the scope of Mr. Mosner's duties and responsibilities.

Compensation Committee Interlocks and Insider Participation
        The Compensation Committee currently consists of three Independent Directors. The Company has no compensation committee interlocks – that is, no officer of the Company serves as a director or a compensation committee member of a company that has an officer or former officer serving on the Company's Board of Directors or the Compensation Committee.

Compliance With Section 162(m) of the Internal Revenue Code
        The Compensation Committee believes that it is important for the Company to continue to be able to take all available tax deductions with respect to the compensation paid to its Executives. Therefore, the Company has taken such actions as may be necessary under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to continue to qualify for all available tax deductions related to executive compensation. The Omnibus Budget Reconciliation Act of 1993 created limitations governing the deductibility of compensation in excess of $1 million paid to the five Named Executive Officers of publicly traded companies. The Committee expects that all performance-based compensation paid for 2002 to the Named Executive Officers under the plans described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) or because the payment of such compensation complies with the provisions of Section 162(m), and provides the Company's senior management team with a competitive level of compensation.

MEMBERS OF THE COMPENSATION COMMITTEE Barbara B. Grogan, Chair Daniel D. Granger Stephen P. Nachtsheim

15

Summary Compensation Table
        The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned during the period by the Chief Executive Officer of the Company and the next four most highly compensated executive officers of the Company for 2002 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION(1)				LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(2)	Restricted Stock Awards	Securities Underlying Options/ SARS(3)	All Other Compensation(4)
Lawrence J. Mosner	2002	$625,000	$1,375,000	$0	$0	180,000	$3,649,076
Chairman and Chief	2001	$625,300	$1,563,250	$0	$0	150,000	$183,536
Executive Officer	2000	$578,750	$1,113,500	$105,511	$0	202,500	$62,507

Ronald E. Eilers	2002	$450,000	$534,600	$0	$0	110,000	$70,926
President and Chief	2001	$450,000	$607,500	$11,027	$0	80,000	$62,050
Operating Officer	2000	$415,000	$271,463	$835	$0	66,250	$43,873

Douglas J. Treff	2002	$275,000	$272,250	$0	$0	36,000	$43,648
Senior Vice President	2001	$275,000	$434,375	$0	$0	0	$0
and Chief Financial	2000	$63,542	$63,600	$0	$0	65,485	$0
Officer(5)

Guy C. Feltz	2002	$275,000	$233,800	$0	$0	40,000	$45,351
Senior Vice President;	2001	$250,000	$164,700	$0	$0	25,000	$41,665
President — Deluxe	2000	$240,000	$120,000	$73,579	$0	25,000	$61,349
Financial Services

Anthony C. Scarfone	2002	$235,000	$232,650	$0	$0	30,000	$41,969
Senior Vice President,	2001	$215,000	$231,125	$24,445	$0	0	$50,875
General Counsel and	2000	$49,524	$49,600	$0	$0	52,388	$0
Secretary(6)

_________________

(1) Amounts shown as base salary and bonus are before any deferrals. Bonus compensation is earned under the Company's Annual Incentive Plan. Recipients of awards under the Annual Incentive Plan are entitled to elect to receive all or a portion of their incentive compensation in the form of shares of restricted stock or restricted stock units (whichever option is made available by the Compensation Committee). If an election is made to receive shares of restricted stock or restricted stock units, the amount of the cash foregone is increased by 25 percent in determining the number of shares of restricted stock or restricted stock units awarded. For awards earned during 2002 under the Annual Incentive Plan, restricted stock units were granted on January 27, 2003 in lieu of cash Compensation as follows: 34,996 units ($1,375,000) to Mr. Mosner; 7,559 units ($279,000) to Mr. Eilers; 3,850 units ($151,250) to Mr. Treff; 3,290 units ($129,250) to Mr. Scarfone. For awards earned during 2001 under the Annual Incentive Plan, restricted stock units were granted on January 25, 2002 in lieu of cash compensation as follows: 34,252 units ($1,563,250) to Mr. Mosner; 7,395 units ($337,500) to Mr. Eilers; 3,766 units ($171,875) to Mr. Treff; 1,767 units ($80,625) to Mr. Scarfone. For awards earned during 2000 under the Annual Incentive Plan, restricted stock units were granted on January 26, 2001 in lieu of cash compensation as follows: 7,451 units ($150,813) to Mr. Eilers. The imputed value of the restricted stock units received by such persons is included in the bonus compensation amounts shown above and is based on the closing price of the Company's Common Stock on the date of grant of such units ($39.29 on January 27, 2003, $45.64 on January 25, 2002, and $20.24 on January 26, 2001). The units vest on the anniversary of the date of grant, subject to acceleration in the event of the death, disability or retirement of the holder and upon certain changes of control of the Company. If the employment of the holder is terminated without cause or if the holder voluntarily resigns prior to the vesting of the holder's restricted stock units, the holder will be entitled to receive a cash payment equal to the amount of incentive compensation foregone in exchange for such units. Following the vesting of a restricted stock unit, the holder thereof is entitled to receive one share of Common Stock for each restricted stock unit that vests. Prior to the vesting date, the holders will receive dividend payments for each restricted stock unit equal to the dividend payment on one share of Common Stock at the time the corresponding dividend is paid to the Company's shareholders.

(2) Other annual compensation for the year 2000 includes dividend equivalents paid in cash to those officers that held restricted stock units at the time of the spin-off of eFunds Corporation, pursuant to the terms of their restricted stock unit agreements in amounts equal to the value of the eFunds stock that they would have received had the restricted stock units been shares of Deluxe Common Stock outstanding on the record date of the spin-off, along with an additional payment to compensate the recipient with respect to income taxes related to the dividend equivalent amounts. The dividend equivalent amounts and the additional tax payments for each such officer were as follows: Mr. Mosner, $85,114 and $11,794; and Mr. Feltz, $40,528 and $10,416.

(3) The exercise price of the options granted to Messrs. Mosner, Eilers and Feltz in 2000, but not the number of securities underlying the options, was adjusted in connection with the spin-off of eFunds Corporation, which was completed on December 29, 2000. This does not include options to acquire eFunds Common Stock in the following amounts, which were issued in connection with the spin-off with respect to options to acquire the Company's Common Stock for fiscal year 2000: Mr. Mosner, 111,651 options; Mr. Eilers, 36,527 options; and Mr. Feltz, 13,784 options. Messrs. Scarfone and Treff were granted options as part of their hiring packages in 2000, and the options shown for these executives in that year reflect those options as adjusted in connection with the spin-off of eFunds Corporation at the end of the year.

(4) All Other Compensation consists of (a) contributions to qualified retirement plans, (b) amounts credited to a non-qualified, supplemental retirement plan (defined contribution and profit sharing allocations in excess of Employee Retirement Income Security Act of 1974 (ERISA) limitations) and (c) amounts credited to a non-qualified deferred compensation plan as benefit plan equivalents. For 2002, these amounts were as follows: for Mr. Mosner $23,274, $24,940 and $17,313; for Mr. Eilers $21,860, $19,024 and $30,042; for Mr.Treff $22,740, $835 and $20,073; for Mr. Feltz $23,274, $21,321 and $156; and for Mr. Scarfone $23,274, $9,582 and $9,113. The qualified retirement plans referred to in clause (a) above, consisting of a defined contribution plan and profit sharing plan, and the non-qualified, supplemental retirement plan referred to in clause (b) above provide that contributions vest when made or declared. All Other Compensation also includes income recognized from relocation expense reimbursement in excess of deductible amounts, incidental relocation compensation and guaranteed minimum resale price allowances in respect of residences sold that is paid to executives under the Company's relocation program. For 2000, Mr. Feltz recognized income of $37,039 under this program, and for 2001, Mr. Scarfone recognized relocation assistance reimbursement in the amount of $45,000. Taxes reimbursed as a result of such recognition, if any, are reported under Other Annual Compensation in the corresponding years.

All other compensation for Mr. Mosner in 2002 also includes the sum of $3,382,560 to which Mr. Mosner became entitled under an Executive Retention Agreement as a result of satisfying his obligation to remain in the Company's employ through December 31, 2002. A Deferred Compensation account was established for Mr. Mosner in this amount, effective January 2003. Further information regarding this Retention Agreement appears later in this proxy statement under the caption "Executive Retention Agreements."

(5) Mr. Treff's 2001 bonus amount includes a hiring bonus of $125,000. His employment with the Company began in October 2000.

(6) Mr. Scarfone's employment with the Company began in September 2000.

Options and Stock Appreciation Rights
        The following tables summarize options granted to and exercised by the Named Executive Officers during 2002, as well as the value of all options held by these officers at the end of fiscal year 2002.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options/SARS Granted	% of Total Options/SARS Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	5% ($)	10% ($)
Lawrence J. Mosner	180,000	13.71%	47.67	3/14/09	3,493,166	8,140,562
Ronald E. Eilers	110,000	8.38%	47.67	3/14/09	2,134,712	4,974,788
Douglas J. Treff	36,000	2.74%	47.67	3/14/09	698,633	1,628,112
Guy C. Feltz	40,000	3.04%	47.67	3/14/09	776,259	1,809,014
Anthony C. Scarfone	30,000	2.28%	47.67	3/14/09	582,194	1,356,760

_________________

(1) All options are granted under the Deluxe Corporation 2000 Stock Incentive Plan, as amended. The Stock Incentive Plan requires that all options be granted at the fair market value of the Company's stock on the date of grant, and the plan prohibits re-pricing of options. The options are exercisable in cumulative installments of one-third on each anniversary of the date of grant, provided that the option holder is then employed by the Company. The vesting of all of the options is subject to acceleration in the event of the death, disability or approved retirement of the optionee and each option will remain exercisable for a five year period following any such event, although no option may be exercised after the expiration of its originally scheduled term. In addition, the vesting of the options is subject to acceleration in the event of certain defined changes of control of the Company. If the employment of the holder is terminated by the Company without cause, the holder's options will remain exercisable for a three-month period following such termination, although no option may be exercised after the expiration of its term. No stock appreciation rights ("SARs") were granted to any of the Named Executive Officers during the last three years. All of the options shown have a reload feature attached to them.

(2) The 5 and 10 percent assumed annual rates of compounded stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End(1)
Name	Shares Acquired On Exercise	Value Realized ($)	Exercisable	Unexercisable(2)	Exercisable ($)	Unexercisable ($)
Lawrence J. Mosner	0	0	553,833	305,000	10,843,118	3,227,681
Ronald E. Eilers	803	10,280	119,949	136,667	2,322,340	582,941
Douglas J. Treff	5,000	116,000	38,657	57,828	972,610	560,543
Guy C. Feltz	1,334	18,438	60,333	48,333	1,172,519	182,159
Anthony C. Scarfone	0	0	17,462	47,463	448,424	448,450

_________________

(1) The value of unexercised options at December 31, 2002 is determined by multiplying the difference between the exercise prices of the options and the closing price of the Company's Common Stock on the NYSE on December 31, 2002 ($42.10 per share) by the number of shares underlying the options. Options with an exercise price in excess of $42.10 per share have been valued at zero.

(2) All of the unexercisable options described above will vest and become fully exercisable upon certain changes of control of the Company.

Employment Contracts, Retention Agreements, Severance Agreements and Change of Control Arrangements

Executive Retention Agreements
        On December 18, 2000, the Company entered into Executive Retention Agreements (the "Retention Agreements") with each the Named Executive Officers (sometimes referred to below simply as "Executives"). The Retention Agreements are intended to ensure that the Company will receive the continued attention and service of the Executives notwithstanding the possibility or occurrence of a change of control of the Company and to encourage the full support and participation of the Executives in formulating and implementing the Company's strategic objectives. The Retention Agreements are designed to diminish the distractions that could be caused by personal uncertainties and risks associated with changes of control of the Company by providing the Executives with assurances regarding their compensation and benefits expectations under such circumstances.

        Under the Retention Agreements, each of the Executives agrees to remain in the employ of the Company, and the Company agrees to continue to employ each Executive, until the second anniversary following a "Change of Control" of the Company (as such term is defined in the Retention Agreements). During such two-year period (the "Employment Period"), each Executive is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the Executive during the 180-day period prior to the date (the "Effective Date") of the Change of Control. The annual base salary of an Executive may not be reduced below that earned by the Executive during the twelve month period preceding the Effective Date, provided, however, that the annual base salary may be reduced to an amount not less than ninety percent (90%) of the base salary in effect on the Effective Date pursuant to an across-the-board reduction of base salary similarly affecting all senior officers of the Company. In determining any increase in an Executive's base salary during the Employment Period, the Executive is to be treated in a manner consistent with other peer executives. The Executives are also entitled to receive annual incentive payments during the Employment Period on the same objective basis as other peer executives, although in no event may an Executive's annual target bonus opportunity be less favorable to the Executive than that provided by the Company in the last fiscal year prior to the Effective Date, and if the bonuses payable to other peer executives during the Employment Period are not wholly based on objective criteria, the Executive's annual incentive payment must be at least equal to an amount determined with reference to Executive's average annual incentive payments for certain periods ending prior to the Effective Date. During the Employment Period, each Executive is also entitled to participate in the Company's stock incentive, savings, retirement, welfare and fringe benefit plans on the same basis as the Company's other executives, and the opportunities for and benefits to the Executives under such plans may not generally be reduced from those provided during the one-year period prior to the Effective Date.

        If, during the Employment Period, the Company terminates an Executive's employment other than for "cause" or "disability" or the Executive terminates his or her employment for "good reason" (as such terms are defined in the Retention Agreements), the Executive is entitled to a lump sum payment equal to the sum of any unpaid base salary, deferred compensation and accrued vacation pay through the date of termination, plus a prorated annual incentive payment for the year of termination based on the greater of (i) the Executive's target bonus under the Company's annual incentive plan in respect of the year in which the termination occurs or, if greater, for the year in which the Change of Control occurs (the" Target Bonus") and (ii) the annual incentive payment that the Executive would have earned for the year in which the termination occurs based upon projecting to the end of such year the Company's actual performance through the termination date. In addition, the Executive is entitled to receive a lump sum payment equal to three times the sum of the Executive's annual base salary and the higher of Target Bonus or the average of Executive's annual incentive payments for the last three full fiscal years prior to the Effective Date, plus three times the amount that would have been contributed by the Company or its affiliates to the retirement and supplemental retirement plans in which the Executive participated prior to his or her termination in respect of such sum. Certain resignations and terminations in anticipation of changes of control also constitute qualifying terminations. The Executives are also entitled to the continuation of their medical, disability, life and other health insurance benefits for up to a three-year period after a qualifying termination and to certain out-placement services.

        The Retention Agreements also provide that if any payment or benefit received or to be received by an Executive, whether or not pursuant to his or her Retention Agreement, would be subject to the federal excise tax on "excess parachute payments," the Company will pay to the Executive such additional amount as may be necessary so that the Executive realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

        The foregoing summary is qualified in its entirety by reference to the complete text of the Retention Agreements, copies of which were filed as Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

        On April 2, 2001, the Company entered into an additional Executive Retention Agreement with Mr. Mosner to replace a previous retention agreement. Under this previous retention agreement, Mr. Mosner would have been entitled to terminate his employment as a result of the Company's restructuring in 2000 and receive payment of the benefits provided in that agreement. To retain Mr. Mosner's services and ensure a smooth and effective transition to the Company's new structure, the Company agreed to pay Mr. Mosner the $2.9 million accrued under this previous retention agreement (plus interest thereon at 8% per annum from April 1, 2000), provided Mr. Mosner remained in the Company's employ through December 31, 2002, unless his employment should be terminated earlier due to his death, disability or by the Company without cause. Mr. Mosner satisfied his obligations under this agreement, and a deferred compensation account has been established for Mr. Mosner in this amount and is reflected in the Summary Compensation Table appearing earlier in this proxy statement. The complete text of Mr. Mosner's Executive Retention Agreement was filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001.

Deferred Compensation Plan
        The Company's Deferred Compensation Plan permits eligible officers to defer annually receipt of up to 100% of hiring bonuses, up to 100% of base salary and up to 50% of any annual incentive payment or payments. In connection with this plan, the Company has created a non-qualified grantor trust (commonly known as a "Rabbi Trust"), through which the Company's obligations under the plan are funded. No assets are set aside for individual participants in the plan, and the trust assets remain subject to the claims of the Company's creditors. Amounts deferred under the plan are payable on the earliest to occur of a change in control of the Company, the participant's termination of employment, disability, death or the date for payment selected by the participant. Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by the participant. The Company may make additional contributions if the deferrals made by a participant under this Deferred Compensation Plan have the effect of reducing Company contributions to other compensation-based benefit plans of the Company. During fiscal year 2002, all of the Executives participated in the Plan.

Executive Severance Agreements
        On March 1, 2001, the Company entered into Executive Severance Agreements (the "Severance Agreements") with each of the Executives. The Severance Agreements are intended to facilitate each Executive's attention to the affairs of the Company and to recognize the key role they serve within the Company. Under the Severance Agreements, if an Executive is terminated without cause by the Company or by the Executive with Good Reason, and provided the Executive signs a separation and release agreement, that Executive is entitled to receive the benefits described below. Under these agreements, "Good Reason" includes i) a material diminution of position, authority, duties or responsibilities; ii) a material reduction in aggregate compensation and incentive opportunities; iii) a requirement to relocate more than 50 miles from his or her then-current location; iv) termination by the Company of the Executive's employment which is not effected pursuant to written notice specifying the cause of termination; or v) any request or requirement by the Company that the Executive take any action or omit to take any action that is inconsistent with or in violation of the Company's policies. The Severance Agreements do not apply if an Executive's employment is terminated following a Change of Control under circumstances that would entitle the Executive to receive benefits under the Retention Agreements described above.

        The Severance Agreements provide for the following benefits in the event the Executive is terminated by the Company without cause or such Executive terminates his or her employment for Good Reason: i) twelve months of severance pay at his or her then-current level of base monthly salary; ii) for a period of six months following the severance payment (twelve months for Mr. Mosner), an additional monthly payment during each month in such period equal to the amount, if any, that his or her monthly base compensation as of termination exceeds the monthly compensation earned during that month; iii) executive-level outplacement services for up to twelve months; and iv) an additional lump sum payment of $13,000 to assist with other costs and expenses that may be incurred in connection with his or her employment transition.

Change of Control
        In addition to the change of control features applicable to some of the equity-based awards described elsewhere in this proxy statement, the Company utilizes a form of stock option agreement under which the three-year vesting schedule of the options granted to officers of the Company is subject to acceleration upon certain defined changes of control of the Company.

COMPARATIVE STOCK PERFORMANCE

        The table below compares the cumulative total shareholder return on our Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and a peer group of companies comprised of the following 10 companies: Banta Corporation, Bowne & Co., John H. Harland Company, Mail-Well, Inc., Moore Corporation, New England Business Services, Inc., Reynolds & Reynolds Co., RR Donnelley & Sons Company, Standard Register & Co., and Wallace Computer Systems, Inc. (the "Peer Group Index"). The companies in the peer group have been chosen due to their similar lines of business. This same peer group serves as the Company's primary benchmark in evaluating director and executive officer compensation.

TOTAL SHAREHOLDER RETURN*
Comparison of Five-Year Cumulative Return
(Dividends Reinvested)

        * The graph assumes that $100 was invested on December 31, 1997 in each of Deluxe Common Stock, the S&P 500 Stock Index and the Peer Group Index, and that all dividends were reinvested. The Peer Group Index is weighted by market capitalization.

AUDIT COMMITTEE

Audit Committee Report
        The following is the report of the Audit Committee with respect to the Company's audited financial statements presented in its Annual Report to Shareholders for the fiscal year ended December 31, 2002, which include the consolidated balance sheets of the Company as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income and cash flows for each of the three years in the period ended December 31, 2002, and the notes thereto. The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

        The Audit Committee of the Board of Directors currently is comprised of the four undersigned directors, all of whom have been determined by the Board to be independent under the rules of the New York Stock Exchange. The Audit Committee acts under a written charter approved by the Board of Directors, and reviews on an annual basis the adequacy of that charter. Based upon its most recent review, the Audit Committee recommended to the Board several enhancements to the charter, which were approved by the Board in January 2003. A complete copy of the Committee's revised charter is attached as Appendix B to this proxy statement.

        As stated in its charter, the Audit Committee assists the Board in monitoring the integrity of the Company's financial statements, the effectiveness of the internal audit function and independent auditors, and the Company's compliance systems. In carrying out these responsibilities, the Audit Committee met with Company management periodically during the year to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company's independent auditors and with appropriate Company financial personnel and internal auditors, and met privately on a regular basis with both the independent auditors and with the internal auditors, each of whom reports and has unrestricted access to the Audit Committee.

        The Audit Committee reviewed with management and PricewaterhouseCoopers LLP, the Company's independent auditors, the Company's 2002 audited financial statements and met separately with both management and PricewaterhouseCoopers LLP to discuss and review those financial statements and reports prior to issuance. Management has the primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. Management has represented and PricewaterhouseCoopers LLP has confirmed in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of the Company.

        The Audit Committee also received from, and discussed with, PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Company. No persons other than the independent auditor's full-time employees were used in conducting the independent auditor's audit engagement. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS No. 61 (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of the Company's financial statements.

        Based on the review and discussions referred to above, the Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

MEMBERS OF THE AUDIT COMMITTEE Robert C. Salipante, Chair Daniel D. Granger Barbara B. Grogan Martyn R. Redgrave

Audit Fees
        Fees billed or expected to be billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the year ended December 31, 2002 and for reviews of those financial statements included in the Company's 2002 quarterly reports on Form 10-Q total $331,000.

Financial Information Systems Design and Implementation Fees
        The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the 2002 fiscal year.

All Other Fees
        In addition to the fees described above, other fees billed to the Company by PricewaterhouseCoopers LLP for services provided during the Company's 2002 fiscal year total $217,600, including audit-related services in the amount of $179,800 and other services of $37,800. The audit-related services include services rendered in connection with audits of the Company's employee benefit plans and assurance services in connection with SEC registration statements. The other services consist primarily of tax services.

        In reviewing the independence of PricewaterhouseCoopers LLP, the Audit Committee considered whether the provision of these other services is compatible with maintaining the auditor's independence, and has determined that the provision of such services in 2002 has not adversely impacted the auditor's independence.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors, upon the recommendation of its Audit Committee, has selected PricewaterhouseCoopers LLP as independent auditors to examine the financial statements of the Company for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP has acted as independent auditors of the Company since 2001.

        On March 16, 2001, the Company determined not to re-engage Deloitte & Touche LLP ("Deloitte"), and appointed PricewaterhouseCoopers LLP as its new independent auditors, for the fiscal year ending December 31, 2001. This determination followed the Company's decision to seek proposals from independent accounting firms, including Deloitte, with respect to the engagement of independent accountants to audit the Company's financial statements for the fiscal year ending December 31, 2001 and to perform other accounting services. The decision not to re-engage Deloitte and to retain PricewaterhouseCoopers LLP was approved by the unanimous vote of the Company's Board of Directors upon the recommendation of its Audit Committee.

        The report of Deloitte on the financial statements of the Company for its fiscal year ended December 31, 2000 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's 2000 fiscal year and the subsequent interim period through March 16, 2001, (i) there were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports (a "Disagreement") and (ii) there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission (a "Reportable Event").

        The Company did not, during the Company's fiscal year ended December 31, 2000 or the subsequent interim period through March 16, 2001, consult with PricewaterhouseCoopers LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written or oral advice was provided to the Company that PricewaterhouseCoopers LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a Disagreement with Deloitte or a Reportable Event.

        The Company reported the change in accountants on Form 8-K on March 21, 2001. The Form 8-K contained a letter from Deloitte addressed to the Securities and Exchange Commission stating that it agreed with the comments set forth in the third paragraph of this Item.

        Pursuant to the Audit Committee Charter, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP as the Company's independent auditors to the shareholders for ratification. The Company anticipates that representatives of PricewaterhouseCoopers LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF ITS SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS. Unless a contrary choice is specified or a shareholder abstains or votes "no", persons named as proxies will vote FOR the ratification of the selection of PricewaterhouseCoopers LLP. If the selection is not ratified, the Board of Directors will reconsider its selection of PricewaterhouseCoopers LLP. The affirmative vote of the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy at the Meeting on this item of business is required for the approval of the proposal.

OTHER BUSINESS

        The Board of Directors does not intend to present any business at the Meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the Meeting. If any other matters are brought before the Meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company and its shareholders. The proxies solicited by the Company will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before the Company printed and mailed these proxy materials.

2004 SHAREHOLDER PROPOSALS

        Any shareholder proposals intended to be included in the proxy statement for the annual shareholder meeting in 2004 must be received by the Secretary of the Company at 3680 Victoria Street N., Shoreview, Minnesota 55126-2966, not later than the close of business on November 28, 2003. Proposals received by that date will be included in the 2004 Proxy Statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the Commission.

BY ORDER OF THE BOARD OF DIRECTORS

March 28, 2003	Anthony C. Scarfone Secretary

26

Appendix A

DELUXE CORPORATION
CORPORATE GOVERNANCE GUIDELINES

        Responsibility for managing the day-to-day operations of the Company lies with the Company's senior management, which is led by the Chief Executive Officer. The Board of Directors, however, plays a critical role in overseeing the selection of well-qualified senior executives, monitoring management's performance and providing counsel to the Company's executive leadership team, in an effort to support the Company in its endeavor to enhance shareholder value. These Guidelines have been established to provide a general framework for the Board in carrying out these responsibilities and otherwise exercising its business judgment in a manner reasonably believed to be in the best interests of the Company and its shareholders.

I. Board Composition and Director Qualifications
        A. The Company's articles of incorporation provide for a Board comprised of no fewer than 3 and no more than 11 directors. The Board periodically should assess the size of the Board for purposes of ensuring effective discussion and decision-making, adequate staffing of Board committees and the desired mix of employee and non-employee directors, but currently believes that a Board comprised of 9 to 11 members is appropriate.

        B. The Board believes that the vast majority of directors should be individuals who are not officers of the Company (i.e., should be "non-management directors"). In addition, at least a majority, and preferably a substantial majority of the Board should be comprised of individuals who meet all of the criteria for independence required by the New York Stock Exchange (hereinafter "Independent Directors"). Directors shall be qualified individuals with diverse backgrounds, and possessing broad perspectives, experience and knowledge, so as to enable them to contribute effectively to the evaluation of the Company's business strategies and the Board's oversight role. While the predominance of Board members should have business backgrounds, directors should represent diverse experiences related to the range of issues with which the Company must deal in order to be successful. Subject to applicable Board policies, directors should include both actively employed and retired chief executive or other senior corporate officers. The age of directors should be such as to maintain a sound balance of board tenure and experience, as well as staggered retirement dates.

        C. The Chief Executive Officer always should be a Board member, and up to two (2) additional employees also may serve as directors, provided their duties and responsibilities clearly identify them as top management individuals of the Company, as well as potential successors to the serving Chief Executive Officer. Although former chief executive officers of the Company are not considered to be employees for purposes of this limitation, no former chief executive shall be deemed an Independent Director.

        D. Selection criteria for nominees to the Board may also include such factors as:

1.	Experience and talents valuable to the understanding and direction of the Company's affairs, including one or both of the following:

2.	successful senior level business management or equivalent experience

3.	accomplishments and interests in specific areas of need for the Company.

4.	While not mandatory, it is highly desirable that the nominees have had previous experience and proven accomplishment as a director of a public company.

5.	Commitment in advance of necessary time for Board and committee meetings, and an expressed intention to serve as a director for at least six years.

6.	An objective attitude and a reputation for honesty and integrity.

7.	Proven sensitivity to and interest in serving the needs of shareholders, employees, society, law and good business practice in directing the Company's business.

8.	A personality reasonably compatible with the existing Board members.

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II. Director Selection, Term Limits, Changes in Position and Retirement
        A. All Board members are elected annually by the Company's shareholders, subject to the Board's right to fill vacancies in existing or new director positions on an interim basis. Based on advice received from the Corporate Governance Committee, each year the Board will recommend a slate of directors to be presented for election by the shareholders at the Company's annual meeting. Any director appointed to fill a vacancy on the Board will serve only until the next annual meeting, unless elected by the shareholders at that time to serve an additional term.

        B. No non-management director should be nominated for initial Board membership if they would be over age 67 on the date of election to the Board, and no director should be nominated for reelection to the Board after their 72nd birthday.

        C. Non-management directors should not be nominated for reelection to the Board for a term following the twelfth (12th) anniversary of their initial election to the Board by the Company's shareholders. This tenure limitation shall not apply to any director who at the time of his or her retirement from the Company was its Chief Executive Officer, provided that (1) the Corporate Governance Committee shall annually determine that the continued service of such director will facilitate the Board's understanding of the business and affairs of the Company and its review and consideration of matters pending before the Board, and (2) this practice shall not modify or limit the provisions of subparagraphs B or E of this policy. If three or more directors would not be nominated for reelection under this policy, retire (or are scheduled to retire) or otherwise cease (or are expected to cease) serving as directors during any twelve (12) month period, or if the number of directors would be reduced below seven, the Board may waive the application of the aforesaid term limits to any director whose continued service the Board considers to be in the Company's best interest, provided that any such waiver should not be given in any subsequent year in which such conditions do not exist. The foregoing term limits shall not apply to a director who is an employee of the Company during his or her period of employment by the Company or be construed as limiting the Board's policy that an employee director, other than a retiring Chief Executive Officer, should offer to resign as a director effective upon the date of termination of employment.

        D. When a non-management director ceases to hold the employment position held at the time of election to the Board, or otherwise undergoes a significant change in position, the director should offer their resignation as a director to the Chair of the Corporate Governance Committee (or to the Chairman of the Board if the director offering the resignation is the Corporate Governance Committee Chair) for consideration by the Board. The Corporate Governance Committee will consider whether the director's change of status is likely to impact their qualification to serve as a director and make a recommendation to the Board regarding whether the resignation should be accepted.

        E. Upon the earlier of notice of termination or actual termination of full-time employment with the Company, an employee director should submit a resignation as a director. The Board shall not be required to accept such a resignation, provided that no more than one former chief executive officer should serve on the Board at any one time, and such service should not exceed the age limit for a Board member.

III. Director Nominations
        All directors are encouraged to submit to the Chair of the Corporate Governance Committee the name of any candidate deemed qualified to serve on the Board, together with all available information on the candidate's qualifications. The Committee will be responsible for establishing and implementing procedures governing the review of all nominations submitted by members of the Board, as well as nominations submitted by the Company's shareholders.

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IV. Board Processes; Director Responsibilities
        A. In order to properly discharge their responsibilities, all directors must be willing and able to invest sufficient time and attention to Board matters, including preparing for and actively participating in meetings of the Board and each committee on which they serve. Given the demands placed on directors of public companies, directors generally should not serve on more than four other public company boards. Prior to accepting any invitation to serve on another public company's board, a director is expected to notify the Chairman of the Corporate Governance Committee. In addition, prior to accepting an invitation to join the board or equivalent governing body of any other organization (including privately-held companies and charitable organizations), a director must notify the Chairman of the Corporate Governance Committee so that the Committee may review the contemplated relationship for potential conflicts of interest.

        B. All Board members are expected to review the materials sent to them in advance of every Board and/or committee meeting and make every effort to attend all such meetings.

        C. The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination when it elects a new chief executive officer.

        D. At the beginning of the year, the Chairman of the Board will work with the Corporate Governance Committee to establish a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). The Chairman will establish the agenda for each Board meeting based on this schedule and other input received from the Board. Each Board member is free to suggest the inclusion of items on the agenda, and is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company's long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

        E. The non-management directors will endeavor to meet in executive session (i.e., without management directors or other members of management being present) at every Board meeting, but will meet in executive session no less than four times each year. The director who presides at these meetings will be chosen by the non-management directors, based upon the subject matter to be discussed and such other criteria as the directors deem appropriate.

        F. All directors have full and free access to officers and employees of the Company. The directors will use their judgment to ensure that any contact with Company employees is not disruptive to the business operations of the Company.

        G. The Board and each of its committees will have the right to retain independent legal, financial or other advisors, as they deem necessary to assist in the discharge of its responsibilities.

V. Committees of the Board
        A. The Board will at all times have an Audit Committee, a Compensation Committee and a Corporate Governance Committee, each of which will be comprised entirely of Independent Directors. Additional committees should be created and disbanded depending on the particular interests of the Board, issues facing the Company and legal requirements. The other current standing committees of the Board are the Finance Committee and Trust Review Committee. The Corporate Governance Committee, in consultation with the Chairman of the Board and the Chief Executive Officer, is primarily responsible for making recommendations to the full Board on committee structure, but directors are free to make suggestions regarding committees at any time and are encouraged to do so. Each standing committee will have its own written charter, approved by the Board, setting forth the purposes, goals and responsibilities of the committee, as well as any qualifications for committee membership.

        B. It is the Board's philosophy that matters of significance should be considered and, where appropriate, acted on by the full Board, subject to each Committee's authority to act on matters delegated to the Committee by the Board. The Board's committees should function to identify and focus issues for discussion by the full Board. The composition of the Board's committees should be considered by the Corporate Governance Committee, in consultation with the Chairman of the Board

A-3

and the Chief Executive Officer, and should be presented to the full Board for approval on at least an annual basis. Committee assignments should reflect the expertise and interest of the Board members, with the goal being to ensure that committee members have the requisite background and expertise to participate fully on the committees on which they serve. There will not be mandatory rotation of Board members among committees. However, the expectation is that no individual will typically chair a particular committee for more than three years in succession.

        C. The Board expects that assignments to the committees would be made within the following guidelines: the Audit Committee, Compensation Committee, Finance Committee and Corporate Governance Committee should be comprised solely of Independent Directors; committee assignments must comply with any applicable legal, regulatory and stock exchange requirements; all proposed assignments will be evaluated for potential conflicts of interest, as defined in applicable legal or regulatory requirements and/or by the Board's own policies; and, to the extent possible, at least one member of the Compensation Committee also should be assigned to the Corporate Governance Committee.

        D. The Chairman of each committee, in consultation with the committee members and Chief Executive Officer, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee's charter, and will develop the committee's agenda. At the beginning of the year, each committee will establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen), and the schedule for each committee will be furnished to all directors.

VI. Board Effectiveness and Evaluations; Director Education

        A. The Board believes it is appropriate to periodically review its corporate governance policies and practices. The Corporate Governance Committee will generally assume this responsibility and report to the Board the results of its analysis and any recommendations following each such review. The Board does not deem it necessary to specify a particular time frame for this type of review, but ordinarily would expect the Committee to conduct such review every 12 to 18 months. All directors are free to make suggestions to improve the Board's practices at any time and are encouraged to do so.

        B. The Corporate Governance Committee is responsible for reviewing with the Board on a periodic basis the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. This assessment should include issues of diversity, age and skills, all in the context of an assessment of the perceived needs of the Board at that point in time.

        C. The Corporate Governance Committee will oversee an annual assessment of the Board's effectiveness, which assessments may consist of surveys and self-evaluations. The results will be discussed with the full Board. These assessments should be of the Board's contribution as a whole and specifically review areas in which the Board or management believes changes can be made to increase the effectiveness of the Board.

        D. In the event it is believed that an individual director is not making meaningful contributions to the Board, the Chair of the Corporate Governance Committee will seek the views of the other Board members, the Chairman of the Board and the Chief Executive Officer. Either the Chair of the Corporate Governance Committee or the Chairman of the Board also will consult with the individual director prior to Committee discussion. The Committee will discuss the views presented and, if appropriate, will make a recommendation to the full Board regarding the director in question.

        E. All newly-elected directors are required to participate in a director orientation within two months of being elected to the Board. In addition, each director is required to attend at least one continuing education course each year, related to their service on the Board, the expense of which shall be borne by the Company.

A-4

VII. Director Compensation; Share Ownership
        A. The Chief Executive Officer, in consultation with the Corporate Governance Committee, is responsible for establishing the compensation to be paid to non-management directors, subject to the authority of the Board to modify or terminate any such compensation. The Corporate Governance Committee should regularly review the compensation that is provided to the directors of the Company and make recommendations to the Board regarding any appropriate modifications. Such compensation should remunerate the directors fairly for their service to the Company, and generally should be competitive with that paid to directors of other public companies of similar size in the United States. It should also support the Company's goal of attracting and retaining the most qualified persons to the Board. Directors' compensation should include stock-based components to align the interest of the directors with those of the stockholders of the Company. Stock-based components of director compensation will be established in consultation with the Compensation Committee. Directors' compensation is subject to any applicable New York Stock Exchange listing standards or Securities Exchange Commission regulation, and the Corporate Governance Committee must approve any direct or indirect compensatory arrangement that is outside the scope of customary director compensation.

        B. Directors who are current employees of the Company do not receive any additional compensation for their services as directors.

        C. Each non-management director will have a stock ownership target of 2,000 shares of Company stock within one year of joining the Board, and 10,000 shares within five years of joining the Board, or as soon thereafter as practicable. Directors who are employees of the Company are expected to have stock ownership targets greater than the foregoing target, which targets are established by the Compensation Committee.

VIII. CEO Evaluation and Management Succession
        The Compensation Committee will lead the Board in an annual review of the Chief Executive Officer's ("CEO's") performance, as set forth in its charter. This review will include input from, and participation by, all Board members, in order to ensure that the Board has an understanding of the criteria by which the CEO's performance is to be evaluated, and that the CEO is providing the best leadership for the Company in the long-and short-term. To ensure a candid assessment of the CEO's performance, the non-management directors will meet in executive session as part of this review process.

        The Corporate Governance Committee should make an annual report to the Board on succession planning. The entire Board will work with the Corporate Governance Committee to nominate and evaluate potential successors to the CEO, and the CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. The Corporate Governance Committee also works with the CEO in developing and monitoring the Company's succession plan relative to other key management positions within the Company.

IX. Conflicts of Interest
        Directors and employees of the Company should use good faith and best efforts to avoid activities, interests and associations in which their personal interests would reasonably be expected to have an adverse effect upon the interests of the Company. In the event that a conflict (or the appearance of a conflict) does arise or is anticipated to arise, directors and executive officers are expected to bring the matter to the attention of the Corporate Governance Committee immediately for consideration. The Corporate Governance Committee will be responsible for monitoring the Company's compliance with its code(s) of business conduct, and for establishing and implementing procedures governing the disclosure and review of all potential conflicts of interest involving directors and executive officers of the Company.

A-5

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Appendix B

DELUXE CORPORATION
AUDIT COMMITTEE CHARTER

Purpose
        The Audit Committee is appointed by the Company's Board of Directors ("Board") to assist the Board in monitoring (1) the integrity of the Company's financial statements, (2) the qualifications, independence and performance of the Company's internal audit function and independent auditors, and (3) the compliance by the Company with applicable legal and regulatory requirements.

Committee Membership
        The Audit Committee shall consist of no fewer than three members, and shall meet the independence and experience requirements of the New York Stock Exchange (the "NYSE"), the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC"). To the extent deemed practicable by the Board, at least one member of the Audit Committee shall be a financial expert as defined by the SEC.

        The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee, and may be replaced by the Board.

Meetings
        The Audit Committee will meet as often as it deems necessary or prudent, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company, outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities
        The Audit Committee shall have the authority to appoint or replace the independent auditor. The Board, on the recommendation of the Audit Committee, shall, however, each year submit the selection of the independent auditors to the Company's shareholders for ratification at the Company's regular meeting of shareholders.

        The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall be responsible for overseeing the work of the independent auditor for the purpose of preparing or issuing an audit report or related work. The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, to the extent such pre-approval is required by the Exchange Act or the SEC's rules. To the extent consistent with applicable laws, rules and regulations, the Audit Committee may delegate its authority to subcommittees consisting of one or more members, including the authority to grant preapprovals of audit and permitted non-audit services.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

        The Audit Committee shall make regular reports to the Board, and shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee periodically shall review its own performance, but no less often as may be required by the rules of the NYSE or SEC.

        The Audit Committee shall make and file such reports or statements, and take such further actions, as may be required by the rules of the NYSE or SEC, including, without limitation, the report required to be included in the Company's annual proxy statement.

B-1

To the extent it deems necessary or appropriate, the Audit Committee shall perform the following functions: Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

2.	Review and discuss with management and the independent auditor the Company's quarterly financial statements, including disclosures made in management's discussion and analysis and the results of the independent auditor's review of the quarterly financial statements, prior to the filing of its Form 10-Q.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss reports from the independent auditors regarding:

(a)	The Company's critical accounting policies and practices;

(b)	Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and ramifications of the use of such alternatives; and

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company's earnings press releases, including the use of any "pro forma" or "adjusted" non-GAAP information.

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

7.	Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management practices.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review any issues identified by the Company's CEO and CFO in conjunction with their certification of the Company's periodic reports under the Exchange Act regarding the effectiveness of the Company's internal controls and any fraud involving management or other employees who have a significant role in the Company's internal controls.

Oversight of the Company's Relationship with the Independent Auditor

10.	Obtain and review a report from the independent auditor regarding all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

B-2
11.	Ensure the rotation of independent auditor personnel as required by applicable law, rule or regulation.

12.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company's Internal Audit Function

13.	Review the appointment, replacement and performance of the director of Internal Audit, who shall report directly to the Audit Committee, and otherwise oversee the work of the internal auditing department.

14.	Review the significant reports to management prepared by the internal auditing department and management's responses.

15.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

16.	Review with the independent auditor any issues having potential implications under Section 10A(b) of the Exchange Act.

17.	Review the implementation and effectiveness of the Company's legal and ethical compliance programs, including procedures implemented for the submission of complaints by employees on a confidential and anonymous basis, and for the investigation of such complaints.

18.	Review with management, the Company's director of Internal Audit and the independent auditor the Company's and its affiliated entities' conformity with applicable legal requirements and the Company's ethics policies, and provide periodic reports to the Board regarding the same.

19.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies which raise material issues regarding the Company's financial statements or accounting policies.

20.	Discuss with the Company's internal and/or outside counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

Limitation of Audit Committee's Role

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

B-3

REGULAR MEETING OF SHAREHOLDERS

Shareholders are invited to attend Deluxe's regular shareholder meeting. It will be held Tuesday, April 29, 2003, at Deluxe's Gramsie facility -- 1005
Gramsie Road, Shoreview, Minnesota, 55126, at 1:30 p.m.

TOLL-FREE SHAREHOLDER INFORMATION LINE

You may dial 1-888-359-6397 (1-888-DLX-NEWS) to listen to the latest quarterly financial results, dividend news and other information about Deluxe.

Information about Deluxe also can be found on our Web site at
HTTP://WWW.DELUXE.COM.

DIVIDEND DIRECT DEPOSIT

Deluxe Corporation directly deposits dividends into the accounts of its employee shareholders. This service also is available to shareholders who are not employees. It allows shareholders to have their dividends automatically deposited into an account at the financial institution they designate. Direct deposit provides convenient, fast access to dividend payments.

For additional information about dividend deposit or to change the account to which your dividend is currently being deposited, please contact Wells Fargo
Bank Minnesota, N.A. by telephone at (800) 468-9716 or by e-mail at
www.wellsfargo.com/com/shareowner_services.
Deluxe Corporation 3680 Victoria Street N. Shoreview, MN 55126-2966 P.O. Box 64235 St. Paul, MN 55164-0235	proxy

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned appoints Lawrence J. Mosner, Ronald E. Eilers and Anthony C.
Scarfone as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 3, 2003, at the annual meeting of shareholders to be held on April 29, 2003, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE
UNDERSIGNED SHAREHOLDER(S). IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL
BE VOTED FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE
REVERSE SIDE HEREOF AND EACH OF THE LISTED PROPOSALS. ALSO, BY SIGNING THIS
PROXY, YOU AUTHORIZE THE ABOVE NAMED PROXIES TO VOTE UPON SUCH OTHER BUSINESS
AS MAY PROPERLY COME BEFORE THE MEETING. THE COMPANY ANTICIPATES THAT NO OTHER
BUSINESS WILL BE CONDUCTED AT THE MEETING.

                      SEE REVERSE FOR VOTING INSTRUCTIONS.

THERE ARE THREE WAYS TO VOTE YOUR PROXY.                COMPANY #
                                                        CONTROL #

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR
SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY
CARD.

VOTE BY PHONE. IT'S TOLL-FREE. IT'S QUICK, EASY, AND IMMEDIATE. 1-800-240-6326

o  Use any touch-tone telephone to grant your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on April 28, 2003.
o  You will be prompted to enter your 3-digit Company Number, your 7-digit
   Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for
   this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
o  Follow the simple instructions the voice provides you.

VOTE BY INTERNET. IT'S QUICK, EASY, AND IMMEDIATE. HTTP://Www.eproxy.com/dlx

o  Use the Internet to grant your proxy 24 hours a day, 7 days a week, until
   12:00 p.m. (CT) on April 28, 2003.
o  You will be prompted to enter your 3-digit Company Number, your 7-digit
   Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for
   this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Deluxe Corporation, c/o Shareowner Services(SM),
P.O. Box 64873, St. Paul, MN 55164-0873.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED BELOW.

1. Election of directors 01 Ronald E. Eilers            06 Lawrence J. Mosner
                         02 Daniel D. Granger           07 Stephen P. Nachtsheim
                         03 Barbara B. Grogan           08 Martyn R. Redgrave
                         04 Charles A. Haggerty         09 Robert C. Salipante
                         05 Cheryl Mayberry McKissack

                                                [ ] Vote FOR       [ ] Vote WITHHELD
                                                    all nominees       from all nominees
                                                    (except as
                                                    marked below)

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEES, WRITE THE NUMBER(S) OF THE
NOMINEE(S) IN THE BOX BELOW.

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2. Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors.

[ ] For [ ] Against [ ] Abstain

3. In their discretion, each of the proxies is authorized to vote upon such other business as may properly come before the meeting.

Address Change? Mark Box [ ] Indicate changes below:

Date _______________________________________________, 2003

Signature(s) in Box
Please sign exactly as name appears at the left. When shares are held by joint tenants, either or both may sign. When
signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by president or other
authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.